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                            UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C. 20549



                             SCHEDULE 13G


                           AMENDMENT NO. 1
              UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          SPORTSMAN'S GUIDE, INC.
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                            (Name of Issuer)

                               Common Stock
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                     (Title of Class of Securities)

                               848907 20 1
            --------------------------------------------------------
                             (CUSIP Number)

                            December 31, 2002
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          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   / /       Rule 13d-1(b)

   /X/       Rule 13d-1(c)

   / /       Rule 13d-1(d)


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CUSIP NO. 848907 20 1
         --------------

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  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

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  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
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  3. SEC Use Only



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  4. Citizenship or Place of Organization

     United States

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Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person                                        150,000
With:                      ----------------------------------------------------
                           6. Shared Voting Power

                                                               1,433
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                                                             150,000
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                                                               1,433

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 9. Aggregate Amount Beneficially Owned by Each Reporting Person



                                                             151,433
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10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)  /X/


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11. Percent of Class Represented by Amount in Row (11)


                                                                 3.2%
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12. Type of Reporting Person (See Instructions)

                                                                  IN
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ITEM 1.
     (1)   Name of Issuer

           Sportsman's Guide, Inc.
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     (2)   Address of Issuer's Principal Executive Offices

           411 Farwell Avenue
           South St. Paul, MN 55075
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ITEM 2.
     (a)   Name of Person Filing

           Harvey Houtkin
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     (b)   Address of Principal Business Office or, if none, Residence

           160 Summit Avenue, Montvale, NJ 07645
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     (c)   Citizenship

           United States
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     (d)   Title of Class of Securities

           Common Stock
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     (e)   CUSIP Number

           848907 20 1
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ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or
           240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o)

           (b)  / / Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c)

           (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 80a-8)

           (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

           (e) / / An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(F)

           (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F)

           (g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G)

           (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

           (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

           (j)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

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ITEM 4.   OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:

               151,433 shares (excludes 62,000 shares owned by Mr. Houtkin's wife Sherry Houtkin), as to all of which Mr. Houtkin disclaims beneficial ownership).
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          (b)  Percent of Class:

               3.2%
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          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote

                        150,000
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote

                        1,433
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of

                        150,000
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of

                        1,433
                  -------------------------------------------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPAN.

          If a parent holding company has filed this schedule pursuant to ss.240.13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13(d)-1(d), attach an exhibit stating the identification of the relevant subsidiary.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.


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ITEM 10.  CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                May 15, 2003
                                     -----------------------------------------
                                                     Date

                                              /s/ Harvey Houtkin
                                     -----------------------------------------
                                                   Signature

                                                 Harvey Houtkin
                                     -----------------------------------------
                                                   Name/Title